EXHIBIT 3.1

Section 1.3. Special Meetings. (i) Special meetings of the stockholders for any purpose or purposes may be called at any time by (a) the Board of Directors, (b) a duly designated committee of the Board of Directors that has been granted the power and authority to call special meetings as provided in a resolution of the Board of Directors, (c) the Chairman of the Board or the President of the Corporation or (d) subject to subsection (ii) of this Section 1.3, upon written request to the Secretary of record holders of outstanding shares of stock that have at least 25% of voting power of the shares of stock entitled to vote in the election of directors.

(ii)	Stockholder Requested Special Meetings.

(1)         The written request for a special meeting of stockholders (a “Requested Special Meeting”) shall be signed by each stockholder, or duly authorized agent, requesting the special meeting and shall set forth: (a) a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholders requesting the meeting, (b) the name and address of each such stockholder as it appears on the Corporation’s stock ledger and (c) the number of shares of the Corporation’s common stock owned of record and beneficially by each such stockholder. A stockholder may revoke the request for a special meeting at any time by written revocation delivered to the Secretary.

(2)         Except as provided in the next two sentences, a Requested Special Meeting shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such Requested Special Meeting shall be not later than ninety (90) days after the request to call such meeting is received by the Corporation. A Requested Special Meeting shall not be held if the Board of Directors has called or calls for an annual meeting of stockholders and the purpose of such annual meeting includes (among any other matters properly brought before the meeting) the purpose specified in the request. If an annual or special meeting was held not more than six (6) months before the request to call a Requested Special Meeting was received by the Corporation and such prior meeting included the purpose specified in the request, then the date of such Requested Special Meeting shall not be later than the later of (x) ninety (90) days after the request to call the Requested Special Meeting was received by the Corporation or (y) ten (10) days after the six (6) month anniversary of such annual or special meeting. The election of directors generally (and not the election of specific directors) shall be deemed to be a purpose of a meeting.

(3)         Business transacted at a Requested Special Meeting shall be limited to the purposes stated in the request for such meeting; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to stockholders at any such meeting.

Section 2.2. Number. Except as provided in the Certificate of Incorporation, the Board of Directors shall consist of eleven (11) members, unless and until such number shall be changed (the “Changed Number”) by a vote of a majority of the total number of directors then in office (excluding vacancies, if any), and thereafter the Changed Number may be further changed by a majority of directors then in office (excluding vacancies, if any). Directors need not be stockholders of the Corporation.

Notwithstanding any provision of the Certificate of Incorporation or the By-laws to the contrary, Article I, Section 1.3, Article II, Section 2.2 and this Article VII may not be amended or repealed by the Board of Directors, and no provision inconsistent therewith may be adopted by the Board of Directors, without the affirmative vote of the holders of at least a majority of the voting power of the shares of stock entitled to vote in the election of directors, and such provisions may not be amended by the stockholders directly except by a vote of the holders of at least a majority of the voting power of the shares of stock entitled to vote in the election of directors.